Exhibit 16.1

Williams & Webster, P.S.
Certified Public Accountants & Business Consultants

Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201 • Phone (509) 838-5111 • Fax (509) 838-5114

November 20, 2007

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:          La Solucion, Inc.
Commission File Number 333-141054

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated November 20, 2007.

Our independent auditor's report on the financial statements of La Solucion, Inc. for the period ended October 31, 2006 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with La Solucion, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

Bank of America Financial Center 800 Fifth Avenue, Suite 4100, Seattle, WA 98104 Phone (206) 447-1303 Fax (206) 470-1150
www.williams-webster.com Member of Russell Bedford International